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                                                                      EX 23.1

INDEPENDENT ACCOUNTANTS' CONSENT

We consent to use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-69657 of priceline.com Incorporated on Form S-1 of our report dated February 10, 1999, March 25, 1999 as to Note 12 and March 16, 1999 as to Note 13 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13), relating to the combined financial statements of priceline.com Incorporated and Priceline Travel, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

March 26, 1999